Exhibit 10.4

AMENDED AND RESTATED
PERNIX THERAPEUTICS HOLDINGS, INC.
2015 OMNIBUS INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT
COVER SHEET

Pernix Therapeutics Holdings, Inc., a Maryland corporation (the "Company"), hereby grants a nonqualified stock option to purchase shares of its common stock, par value $0.01 per share (the "Common Stock"), to the Grantee named below (the "Option"). Additional terms and conditions of the grant are set forth on this Cover Sheet and in the attached Nonqualified Stock Option Agreement (together, the "Agreement"), in the Company's Amended and Restated 2015 Omnibus Incentive Plan (as further amended from time to time, the "Plan") and in your Employment Agreement with the Company, dated as of November 3, 2016 (the "Employment Agreement").

Grantee Name: John A. Sedor

Grant Date: November 3, 2016

Number of shares of Common Stock: 40,000

Exercise Price per share of Common Stock: $3.36

Vesting Start Date: July 26, 2016

Vesting Schedule: One-third (1/3) of the Option shall vest on each of the first, second and third anniversaries of the Vesting Start Date, subject to your continued service with the Company on the applicable vesting date.

Expiration Date: November 2, 2026

By your signature below, you agree to all of the terms and conditions described in the Agreement and in the Plan, a copy of which will be provided on request. You agree that your Employment Agreement will control in the event any provision of this Agreement should appear to be inconsistent with your Employment Agreement. You further acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the Plan.

Grantee:	/s/ John A. Sedor	Date:	November 3, 2016
John A. Sedor

Company:	/s/ Tasos Konidaris	Date:	November 3, 2016
Tasos Konidaris Director

Attachment

This is not a share certificate or a negotiable instrument.

AMENDED AND RESTATED
PERNIX THERAPEUTICS HOLDINGS, INC.
2015 OMNIBUS INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT
Nonqualified Stock Option

This Agreement evidences the grant of an Option exercisable for the number of shares of Common Stock set forth on the Cover Sheet of this Agreement and subject to the vesting and other terms and conditions set forth in this Agreement and in the Plan. The Option is not intended to be an incentive stock option under Section 422 of the Code and will be interpreted accordingly.

Vesting

The Option will vest in accordance with the Vesting Schedule set forth on the Cover Sheet, subject to your continued service through each vesting date. You may not vest in more than the number of Options set forth on the Cover Sheet of this Agreement.

Unless the termination of your service triggers accelerated vesting or other treatment of your Options pursuant to the terms of this Agreement or your Employment Agreement, you will immediately and automatically forfeit to the Company all of your unvested Options in the event your service terminates for any reason not addressed in this Agreement or your Employment Agreement.

Notwithstanding the Vesting Schedule set forth on the Cover Sheet, if your service is terminated by the Company without Cause (other than as a result of your death or Disability), on account of non-renewal of your Employment Agreement by the Company or if you resign with Good Reason (as each such term is defined below), your Option will become 100% vested upon such termination of service. For all purposes of this Agreement, the terms "Cause", "Good Reason" and "Disability" shall have the meanings set forth in your Employment Agreement.

Change of Control	In the event of a Change of Control, your Option will be treated in the manner so provided in Section 10 of the Plan.
Expiration of Option

In all events, the Option will expire on the Expiration Date set forth on the Cover Sheet of this Agreement. The Option will expire earlier if your service terminates, as described below.

Termination Other than for Cause or due to Death or Disability. If your service is terminated by the Company for any reason other than for Cause, death, or Disability, on account of non-renewal of your Employment Agreement by the Company or due to your resignation with Good Reason, you may exercise the vested portion of the Option, but only within the time period ending on the six (6) month anniversary of the termination of your service.

Resignation without Good Reason. If you resign without Good Reason, you may exercise the vested portion of the Option, but only within the time period ending on the three (3) month anniversary of the termination of your service.

Termination due to Death or Disability. If your service terminates because of your death or Disability, if you die during the six (6)-month period after the termination of your service by the Company for any reason (other than for Cause, death or Disability), on account of non-renewal of your Employment Agreement by the Company or due to your resignation with Good Reason, or if you die during the three (3)-month period after your resignation without Good Reason, you may exercise the vested portion of your Option, but only within the time period ending on the date that is twelve (12) months after the termination of your service.

Termination for Cause. If your service is terminated for Cause, the Option (including vested and unvested portions) will immediately terminate and no longer be exercisable.

Leaves of Absence

For purposes of the Option, your service does not terminate when you go on a bona fide employee leave of absence that the Company approves in writing if the terms of the leave provided for continued service crediting or when continued service crediting is required by applicable law or contract. Your service terminates in any event when the approved leave ends unless you immediately return to active employment. The Company, in its sole discretion, determines which leave counts for this purpose and when your service terminates for all purposes under the Plan.

Notice of Exercise

The Option may be exercised, in whole or in part, to purchase a whole number of vested shares of Common Stock of not less than 100 shares, unless the number of vested shares of Common Stock purchased is the total number available for purchase under the Option, by following the procedures described in the Plan and in this Agreement.

When you wish to exercise the Option, you must exercise in the manner required or permitted by the Company.

If someone other than you exercises the Option after your death, then that person must submit documentation reasonably acceptable to the Company verifying that the person has the legal authority to exercise the Option.

Form of Payment

When you exercise the Option, you must include payment of the Exercise Price indicated on the Cover Sheet of this Agreement for the shares of Common Stock that you are purchasing. Payment may be made in one (or a combination) of the following forms:

  Cash, your personal check, a cashier's check, a money order, or another cash equivalent acceptable to the Company.

  By delivery of or attestation of ownership of shares of Common Stock, which shares shall be valued for this purpose at the Market Price at the time the Option is exercised.

  By delivery of irrevocable written instructions to a broker approved by the Company (with a copy to the Company) to immediately sell a portion of the shares of Common Stock issuable under your Option and to deliver promptly to the Company the amount of sale proceeds to pay the exercise price.

  Through a net exercise procedure whereby you surrender your Option (or the portion of such Option then being exercised) in exchange for that number of shares of Common Stock with an aggregate Market Price on the date of exercise equal to the difference between the aggregate Market Price of the shares of Common Stock subject to the Option (or the portion of such Option then being exercised) and the aggregate exercise price for all such shares of Common Stock under the Option (or the portion thereof then being exercised).

Evidence of Issuance

The issuance of shares of Common Stock upon exercise of the Option will be evidenced in such a manner as the Company, in its discretion, deems appropriate, including, without limitation, book-entry, registration, or issuance of one or more share certificates.

Withholding

You will not be allowed to exercise the Option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the Option exercise or sale of shares of Common Stock acquired upon exercise of the Option. If the Company determines that any tax or withholding payment is required relating to the exercise or sale of shares of Common Stock purchased upon exercise of the Option under applicable laws, the Company will have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any affiliate. You may elect to satisfy this withholding obligation, in whole or in part, by delivering currently owned shares of Common Stock or having the Company withhold shares of Common Stock, in each case having a value equal to the minimum statutory amount required to be withheld under federal, state and local law. The value of the shares of Common Stock to be delivered or withheld shall be based on the Market Price of the Common Stock on the date that the amount of tax to be withheld shall be determined ("Tax Date"), and such shares may not be subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements. Any such election must be made prior to the Tax Date. If you are not subject to Section 16 of the 1934 Act, the Committee may disapprove of any such election, may suspend or terminate the right to make such elections, or may provide that the right to make such elections shall not apply to the Option.

Transferability

The Option may not be sold, pledged, hypothecated, assigned, margined or otherwise transferred or encumbered by you in any manner except: (a) by will; (b) by the laws of descent and distribution; (c) pursuant to a domestic relations order, as defined in the Code; or (d)(i) to Immediate Family Members (as defined below), (ii) to a partnership in which you and/or your Immediate Family Members, or entities in which you and/or your Immediate Family Members are the sole owners, members or beneficiaries, as appropriate, are the sole partners, (iii) to a limited liability company in which you and/or your Immediate Family Members, or entities in which you and/or your Immediate Family Members are the sole owners, members or beneficiaries, as appropriate, are the sole members, or (iv) to a trust for the sole benefit of you and/or your Immediate Family Members. "Immediate Family Members" shall be defined as your spouse and the natural or adopted children or grandchildren of you and your spouse. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option, or levy of attachment or similar process upon the Option not specifically permitted herein, shall be null and void and without effect.

In the event of your termination of service, this Agreement will continue to be applied with respect to you, following which the Option will be exercisable by the transferee only to the extent and for the periods specified in this Agreement.

Retention Rights

This Agreement and the grant of the Option do not give you the right to be retained by the Company or any affiliate in any capacity. Unless otherwise specified in any employment or other written agreement between you and the Company or any affiliate, including your Employment Agreement, the Company and any affiliate reserve the right to terminate your service at any time and for any reason.

Shareholder Rights

You, or your estate or heirs, have no rights as a shareholder of the Company until the shares of Common Stock have been issued upon exercise of the Option and either a certificate evidencing the shares of Common Stock has been issued or an appropriate entry has been made on the Company's books. No adjustments are made for dividends, distributions, or other rights if the applicable record date occurs before your certificate is issued or the appropriate book entry is made, except as described in the Plan.

The Option will be subject to the terms of any applicable agreement of merger, liquidation, or reorganization in the event that the Company is subject to such corporate activity.

Applicable Law

The validity and construction of this Agreement will be governed by, and construed and interpreted in accordance with, the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive laws of any other jurisdiction.

The Plan

The text of the Plan is incorporated into this Agreement.

Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan, unless otherwise referenced as being defined in the Employment Agreement.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding the Option. Any prior agreements, commitments, or negotiations concerning the Option are superseded; except that the Employment Agreement and any other written confidentiality, non-competition, non-solicitation and/or severance agreement, or any other written agreement between you and the Company or any affiliate, as applicable, will supersede this Agreement with respect to its subject matter.

Data Privacy

To administer the Plan, the Company may process personal data about you. This data includes, without limitation, information provided in this Agreement and any changes to such information, other appropriate personal and financial data about you, including your contact information, payroll information and any other information that the Company deems appropriate to facilitate the administration of the Plan.

By accepting the Option, you give explicit consent to the Company to process any such personal data.

Notice Delivery

By accepting the Option, you agree that notices may be given to you in writing either at your home or mailing address as shown in the records of the Company or any affiliate or by electronic transmission (including e-mail or reference to a website or other URL) sent to you through the normal process employed by the Company or any affiliate, as applicable, for communicating electronically with its employees.

By signing this Agreement, you agree to all of the terms and conditions described above and in the Plan.